Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan of our report dated March 1, 2019, with respect to the consolidated financial statements of TEGNA Inc. for the year ended December 31, 2018, included in its Annual Report (Form 10-K) of TEGNA Inc. for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 27, 2020